EXHIBIT 10.2(i)

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

EXECUTIVE AGREEMENT

THIS AGREEMENT is made and entered into this 17th day of July, 2001, by and between The Peoples Bank & Trust Company, a bank organized and existing under the laws of the State of Alabama (hereinafter referred to as the “Bank”), and Richard P. Morthland, an Executive of the Bank (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is now in the employ of the Bank and has for many years faithfully served the Bank. It is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss ‘should the Executive terminate their services;

ACCORDINGLY, the Board has adopted The Peoples Bank & Trust Company Executive Supplemental Retirement Plan (hereinafter referred to as the “Executive Plan”) and it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive upon the Executive’s retirement or to the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to the Executive Plan;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW, THEREFORE, in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Executive agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of the Executive Plan shall be March 16, 2001.

B.	Plan Year:

Any reference to the “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term the “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

C.	Retirement Date:

Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Executive reaches age sixty-five (65) or such later date as the Executive may actually retire.

D.	Early Retirement Date:

Early Retirement Date shall mean a retirement from service that is effective prior to the Normal Retirement Age stated herein, provided the Executive has attained age sixty-two (62).

E.	Termination of Service:

Termination of Service shall mean the Executive’s voluntary resignation of service by the Executive after a Change of Control (Subparagraph I [J]) or the Bank’s discharge of the Executive without cause, prior to the Normal Retirement Age (Subparagraph I [K]).

F.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Executive. Prior to the Executive’s Early Retirement Date (Subparagraph I [D]) or Retirement Date (Subparagraph I [C]), such liability reserve account shall be increased or decreased each Plan Year, until the aforestated event occurs, by the Index Retirement Benefit (Subparagraph I [G]).

G.	Index Retirement Benefit:

The Index Retirement Benefit for each Executive in the Executive Plan for each Plan Year shall be equal to the excess (if any) of the Index (Subparagraph I [H]) for that Plan Year over the Cost of Funds Expense (Subparagraph I [I]) for that Plan Year.

H.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date of the Executive Plan.

Insurance Company:	Southland Life Insurance Company
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	Max UL
Insured’s Age and Sex:	60, Male
Riders:	None
Ratings:	Table B
Option:	Level
Face Amount:	$1,171,209
Premiums Paid:	$632,500
Number of Premium Payments:	Single
Assumed Purchase Date:	March 16, 2001

Insurance Company:	Union Central Life Insurance Company
Policy Form:	Universal Life
Policy Name:	COLI UL
Insured’s Age and Sex:	60, Male
Riders:	None
Ratings:	Table C
Option:	Level
Face Amount:	$823,853
Premiums Paid:	$424,000
Number of Premium Payments:	Single
Assumed Purchase Date:	March 16, 2001

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Executive Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed. Said illustrations shall be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executive and the Executive’s beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Executive Plan than that of an unsecured creditor of the Bank.

I.	Cost of Funds Expense:

The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any benefits paid to the Executive pursuant to the Executive Plan (Paragraph H hereinafter) plus the amount of all previous years’ after-tax Costs of Funds Expense, and multiplying that sum by the Average Tax-Adjusted Cost of Funds (Subparagraph I [L]).

J.	Change of Control:

Change of Control means the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the Effective Date of this Executive Plan. For the purposes of this Executive Plan, transfers on account of deaths or gifts, transfers between family members or transfers made to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control.

K.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

L.	Average Tax-Adjusted Cost of Funds:

Average Tax-Adjusted Cost of Funds means, at any particular time, a ratio, tax adjusted as provided for herein, the numerator of which is the total interest expense as set forth on Schedule RI-Income Statement of the Bank’s most recently filed Consolidated Report of Condition and Income (the “Call Report”) and the denominator of which is an amount equal to: (i) the amount of deposits in domestic offices (sum of total of columns A and C from Schedule RC-E of the Call Report), plus (ii) the amount of Federal funds purchased and securities sold under agreements to repurchase, as set forth on Schedule RC-Balance Sheet of the Call Report; plus other Borrowed Funds as set forth on the Call Report. The said ratio shall be adjusted by multiplying the ratio by a percentage equal to 100% less the federal corporate income tax rate percentage applicable to corporations similarly situated as the Bank with similar corporate income for the applicable Plan Year. For example, if in an applicable Plan Year the Average Cost of Funds ratio is 4% before tax adjustment, and the federal corporate income tax rate is 34%, the Average Tax-Adjusted Cost of Funds would be 2.64% (100% - 34% = 66% x 4% = 2.64%).

II.	INDEX BENEFITS

A.	Retirement Benefits:

Subject to Subparagraph II (E) hereinafter, an Executive who remains in the employ of the Bank until the Normal Retirement Age (Subparagraph I [K]) shall be entitled to receive the balance in the Pre-Retirement Account in two hundred and forty (240) equal monthly installments commencing thirty (30) days following the Executive’s retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit (Subparagraph I [G]) for each Plan Year subsequent to the Executive’s retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid to the Executive until the Executive’s death.

B.	Early Retirement:

Subject to Subparagraph II (E), should the Executive elect Early Retirement or be discharged without cause by the Bank subsequent to the Early Retirement Date (Subparagraph I [D]), the Executive shall be entitled to receive five percent (5%) times the number of full years of service with the Bank from the date of first service with the Bank (to a maximum of 100%), times the balance in the Pre-Retirement Account paid in two hundred and forty (240) equal monthly installments commencing at the Normal Retirement Age (Subparagraph I [K]). In addition to these payments and commencing in conjunction therewith, five percent (5%) times the number of full years of service with the Bank from the date of first service with the Bank (to a maximum of 100%), times the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains Normal Retirement Age, and including the remaining portion of the Plan Year in which the Executive attains Normal Retirement Age, shall be paid to the Executive until the Executive’s death.

C.	Termination of Service:

Subject to Subparagraph II (E), should an Executive suffer a Termination of Service the Executive shall be entitled to receive five percent (5%) times the number of full years of service with the Bank from the date of first service with the Bank (to a maximum of 100%), times the balance in the Pre-Retirement Account payable to the Executive in two hundred and forty (240) equal monthly installments commencing thirty (30) days following the Executive’s Normal Retirement Age (Subparagraph I [K]). In addition to these payments and commencing in conjunction therewith, five percent (5%) times the number of full years of service with the Bank from the date of first service with the Bank (to a maximum of 100%), times the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains Normal Retirement Age, and including the remaining portion of the Plan Year in which the Executive attains Normal Retirement Age, shall be paid to the Executive until the Executive’s death.

D.	Death:

Should the Executive die while there is a balance in the Executive’s Pre-Retirement Account (Subparagraph I [F]), said unpaid balance shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

E.	Discharge for Cause:

Should the Executive be Discharged for Cause at any time, all benefits under this Executive Plan shall be forfeited. The term “for cause” shall mean any of the following: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Executive Plan.

F:	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, his/her beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.	CHANGE OF CONTROL

Upon a Change of Control (Subparagraph I [J]), if the Executive subsequently suffers a Termination of Service (Subparagraph I [E]), then the Executive shall receive the benefits promised in this Executive Plan upon attaining Normal Retirement Age, as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Executive Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees to abide by its terms.

V.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Alabama.

H.	12 U.S.C. § 1828(k):

Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Employment:

No provision of this Executive Plan shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever the Executive’s employment at any time.

VI.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be The Peoples Bank & Trust Company until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

THE PEOPLES BANK & TRUST COMPANY Selma, Alabama

________________________________________________ Witness	By:_____________________________________________ Title

________________________________________________ Witness	_____________________________________________ Richard P. Morthland

BENEFICIARY DESIGNATION FORM

FOR THE EXECUTIVE SUPPLEMENTAL

RETIREMENT PLAN AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

SECONDARY (CONTINGENT) DESIGNATION:

______________________________________________________________________________________________________

______________________________________________________________________________________________________

______________________________________________________________________________________________________

All sums payable under the Executive Supplemental Retirement Plan Executive Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

________________________________________________ Richard P. Morthland	___________________________________________ Date